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                     November 16, 2022

       William B. Berry
       President and Chief Executive Officer
       Continental Resources, Inc.
       20 N. Broadway
       Oklahoma City, OK 73102

                                                        Re: Continental
Resources, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 14,
2022
                                                            File No. 001-32886

       Dear William B. Berry:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation